Exhibit 4.1

SUPPLEMENTAL INDENTURE FOR COMPLETION DATE

This Supplemental Indenture (this “Supplemental Indenture”) is entered into as of October 10, 2011 by and among Avis Budget Car Rental, LLC, a Delaware limited liability company (the “Company” or “ABCR”), Avis Budget Finance, Inc., a Delaware corporation (“Avis Finance”) Avis Budget Group, Inc., a Delaware corporation (“Indirect Parent”), Avis Budget Holdings, LLC, a Delaware limited liability company (“Direct Parent”) and the other guarantors party hereto (together with Indirect Parent and Direct Parent, the “Guarantors”) and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, AE Escrow Corporation (“Escrow Issuer”) and the Trustee entered into that certain Indenture dated as of October 3, 2011 (the “Indenture”) and Escrow Issuer issued pursuant to the Indenture an aggregate principal amount of $250 million of 9.75% Senior Notes due 2020 (the “Notes”);

WHEREAS, Escrow Issuer has merged with and into the Company, with the Company continuing its existence under Delaware law, and the merger has become effective under the laws of the State of Delaware;

WHEREAS, Section 501 of the Indenture provides, among other things, that the Escrow Issuer shall be permitted to merge with or into the Company, provided that, among other things, the Company and Avis Finance  shall expressly assume upon any such merger, all of the obligations of Escrow Issuer under the Notes and the Indenture;

WHEREAS, Section 416(b) of the Indenture provides that on the Completion Date each of the Company, Avis Finance and the Guarantors shall execute and deliver to the Trustee a supplemental indenture and become parties to the Indenture and pursuant to which the Company and Avis Finance shall assume all of the obligations of the Escrow Issuer under the Notes and the Indenture, as applicable, and the Guarantors shall unconditionally guarantee all of the Company and Avis Finance’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”);

WHEREAS, Section 901 of the Indenture provides that the Trustee may, without the consent of the Holders of Notes, execute and deliver this supplemental indenture;

WHEREAS, each of the Company, Avis Finance and the Guarantors has been duly authorized to enter into this Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company, Avis Finance, the Guarantors and the Trustee hereby agree as follows:

1.           Definitions.  Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

2.           Representations of the Company and the Guarantors

(a) The Company represents and warrants to the Trustee as follows:

(i) It is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii) The execution, delivery and performance by it of this Supplemental Indenture have been authorized and approved by all necessary limited liability company action on its part.

(b) Avis Finance represents and warrants to the Trustee as follows:

(i) It is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii) The execution, delivery and performance by it of this Supplemental Indenture have been authorized and approved by all necessary corporate action on its part.

(c) Each of the Guarantors represents and warrants to the Trustee as follows:

(i) It is duly organized, validly existing and in good standing under its jurisdiction of organization.

(ii) The execution, delivery and performance by it of this Supplemental Indenture have been authorized and approved by all necessary corporate or limited liability company action, as applicable.

3.           Assumptions and agreements of successor

(a) In accordance with Sections 501 and 901 of the Indenture, the Company and Avis Finance hereby become parties to, and become bound by, the Indenture and expressly assume all of the obligations of Escrow Issuer under the Notes and the Indenture and shall become parties to the Registration Rights Agreement and assume all of Escrow Issuer’s obligations under the  Registration Rights Agreement. The Company and Avis Finance hereby confirm that they shall, concurrently with their execution of this Supplemental Indenture, enter into a joinder to the Registration Rights Agreement whereby each shall become parties to the Registration Rights Agreement and assume the obligations of Escrow Issuer under the Registration Rights Agreement.

(b) The Company and Avis Finance shall succeed to, and be substituted for (including in its capacity as the Company in the case of ABCR) and may exercise every right and power of, Escrow Issuer under the Indenture and the Notes with the same force and effect as if the Company and Avis Finance had originally been the “Issuers” and the “Company” (in the case of ABCR) under the Indenture and the “Company” under the Notes.

4.    Guarantors.  Each Guarantor hereby agrees, jointly and severally with all other Guarantors and irrevocably, fully and unconditionally, to Guarantee the Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor.  Each Guarantor shall execute a Guarantee in the form attached hereto.  The validity and enforceability of the Guarantees of such Guarantors shall not be affected by the fact that such form is not executed or is not affixed to any particular Note.

5.           Termination, Release and Discharge.  Each Guarantor’s Guarantee shall terminate and be of no further force or effect, and each Guarantor shall be released and discharged from all obligations in respect of such Guarantee, as and when provided in Section 1303 of the Indenture.

6.           Parties.  Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of each Guarantor’s Guarantee or any provision contained herein or in Article XIII of the Indenture.

7.           Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

8.           Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

9. Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

10. Headings.  The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

AVIS BUDGET CAR RENTAL, LLC

By:	/s/ Rochelle Tarlowe
Name: Rochelle Tarlowe Title: Vice President and Treasurer

AVIS BUDGET FINANCE, INC.

By:	/s/ Rochelle Tarlowe
Name: Rochelle Tarlowe Title: Vice President and Treasurer

AVIS BUDGET HOLDINGS, LLC

By:	/s/ Rochelle Tarlowe
Name: Rochelle Tarlowe Title: Vice President and Treasurer

AB CAR RENTAL SERVICES, INC.
ARACS LLC
AVIS ASIA AND PACIFIC, LLC
AVIS BUDGET GROUP, INC.
AVIS CAR RENTAL GROUP, LLC
AVIS CARIBBEAN, LIMITED
AVIS ENTERPRISES, INC.
AVIS GROUP HOLDINGS, LLC
AVIS INTERNATIONAL, LTD.
AVIS OPERATIONS, LLC
AVIS RENT A CAR SYSTEM, LLC
PF CLAIMS MANAGEMENT, LTD.
PR HOLDCO, INC.
WIZARD CO., INC.

By:	/s/ Rochelle Tarlowe
Name: Rochelle Tarlowe Title: Vice President and Treasurer

BGI LEASING, INC. BUDGET RENT A CAR SYSTEM, INC. BUDGET RENT A CAR LICENSOR, LLC BUDGET TRUCK RENTAL LLC RUNABOUT, LLC WIZARD SERVICES, INC.

By:	/s/ David B. Wyshner
Name: David B. Wyshner Title: Executive Vice President, Chief Financial Officer andTreasurer

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Trustee

By:	//s/ Warren A. Goshine
Name: Warren A. Goshine Title: Vice President